Exhibit 10.22

SUSPECT DETECTION SYSTEMS, INC.
INDEMNIFICATION AGREEMENT
with
YOAV KRILL

THIS INDEMNIFICATION AGREEMENT (the “Indemnification Agreement”) made as of July 29, 2011 by and between YOAV KRILL, an individual with a mailing address of 150 West 56th Street, Apartment 4005, New York, New York 10019 (“Mr. Krill”)., and SUSPECT DETECTION SYSTEMS, INC., a Delaware corporation having an office located at 150 West 56th Street, Suite 4005, New York, New York (“SDS”).

W I T N E S S E T H:

WHEREAS, SDSS wishes to indemnify and to hold Mr. Krill harmless against losses, liabilities, and damages to the greatest extent permitted by the laws of the State of Delaware in connection with the business of SDSS and on account of his serving as the Chairman of the Board of Directors of SDSS and his otherwise performing services for and providing assistance to SDSS and its subsidiaries

WHEREAS, Mr. Krill wishes SDSS to indemnify and to hold him harmless against losses, liabilities, and damages to the greatest extent permitted by the laws of the State of Delaware in connection with the business of SDSS and on account of his serving as the Chairman of the Board of Directors of SDSS and his otherwise performing services for and providing assistance to SDSS and its subsidiaries:

NOW, THEREFORE, in consideration of the foregoing and the representations and agreements below, the parties agree as follows:

1.           Indemnification.  To the greatest extent permitted by the laws of the State of Delaware, SDSS shall indemnify and hold Mr. Krill harmless for all costs, losses, liabilities, and damages paid or incurred by Mr. Krill, including reasonable attorney fees and expenses, in connection with the business of SDSS and on account of Mr. Krill serving as the Chairman of the Board of Directors of SDSS or otherwise performing services for and providing assistance to SDSS and its subsidiaries.  In the event an action or proceeding is brought against Mr. Krill, whether at law or in equity or in arbitration, in connection with the business of SDSS or on account of his serving as the Chairman of the Board of Directors of SDSS or his otherwise performing services for and providing assistance to SDSS and its subsidiaries, Mr. Krill shall promptly give notice of such lawsuit or proceeding to SDSS and SDSS shall have the right, but not the obligation, to retain legal counsel to represent Mr. Krill in such action or proceeding.  Mr. Krill shall cooperate fully in his defense of such action or proceeding, in settling or seeking to settle such action or proceeding, and in seeking to vacate, reverse or modify any judgment which may be entered against him in such action or proceeding, whether at the trial or appellate level.

2.           Scope of Indemnification.  To the greatest extent permitted by the laws of the State of Delaware, the indemnification provided herein shall include and extend to any services or assistance Mr. Krill performed for or provided to Suspect Detection Systems, Ltd., a wholly owned subsisidary of SDSS having offices located at 121 Habsor Street, Shoham 60850, Israel, and shall cover the period of time from the first date when Mr. Krill provided services to SDSS or its subsidiaries until the last date when Mr. Krill performs services for SDSS or its subsidiaries.

3.           Representations and Warranties SDSS.  SDSS represents and warrants to Mr. Krill as follows, all of which representations and warranties are true and correct as of the date of this Indemnification Agreement and all of which shall survive the execution and delivery of this Indemnification Agreement:

3.1.           SDSS has the full power and authority to execute and deliver this Indemnification Agreement and to enter into the transactions contemplated herein; this Indemnification Agreement has been duly executed and delivered and is a valid, legal, and binding obligation of SDSS enforceable in accordance with its terms; and the execution and delivery of this Indemnification Agreement and the performance by SDSS of the transactions contemplated by this Indemnification Agreement do not and will not conflict with or result in any breach, or cause a default under, any provisions of any agreement (whether oral or written) or instrument by which SDSS is bound or subject.

3.2.           SDSS is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and is entitled to carry on its business as now and previously conducted.

4.           Further Assurances.  SDSS and Mr. Krill agree to execute and deliver any and all other agreements, instruments or documents which may be necessary or appropriate to effectuate or evidence the transactions contemplated by this Indemnification Agreement.

5.           Headings.  The headings contained in this Indemnification Agreement are for convenience of reference only and are not to be considered in connection with the interpretation or construction of this Indemnification Agreement.

6.           Entire Agreement.  This Indemnification Agreement contains the entire agreement of the parties and may not be amended except in writing signed by the parties hereto.

7.           Binding Effect.  This Indemnification Agreement shall be binding upon and inure to the benefit of the successors, heirs, executors, and legal representatives of the respective parties hereto.

8.           Choice of Law.  This Indemnification Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York applicable in the case of agreements to be performed entirely within the State of New York, exclusive of any choice of law principles the application of which would result in the application of the laws of a different jurisdiction.  Mr. Krill expressly agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the courts of the State of New York and that proper venue shall be had in New York County, New York regarding any and all disputes arising under this Indemnification Agreement.

9.           Execution in Counterparts.  This Indemnification Agreement may be executed in identical counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement by its duly authorized representative and in his individual capacity as of the date set forth above.

SUSPECT DETECTION SYSTEMS, INC.

/s/ Gil Boosidan
By:  Gil Boosidan, Chief Executive Officer

/s/ Yoav Krill
Yoav Krill